EXHIBIT 99.1

HOLDING GMBH
Ms. Deborah Vitale, President
Diamondhead Casino Corporation
1013 Princess Street
Alexandria, Virginia 22314
June 17, 2008
Re:	Letter of Intent for Joint Venture Partnership between Casinos Austria International Holding, GMBH or its Assigns and Diamondhead Casino Corporation
Dear Ms. Vitale:
     On behalf of Casinos Austria International Holding, GMBH, I am pleased to present this Letter of Intent to form a Joint Venture Partnership between Diamondhead Casino Corporation (hereinafter “DHCC”) and Casinos Austria International Holding, GMBH or its Assigns (hereinafter Casinos Austria). The joint venture would be for the joint ownership, management, and development of a casino resort on a fifty-acre tract of waterfront property in Diamondhead, Mississippi currently owned by a subsidiary of DHCC. The purpose of this Letter of Intent is to set forth certain non-binding understandings between Casinos Austria and DHCC.
     This Letter of Intent is not a binding agreement nor does it create a joint venture between the parties. Only a fully negotiated agreement that includes the numerous business and legal terms not contemplated herein and that has the full approval of each party can bind the parties. The following paragraphs reflect our understanding with respect to the matters described in them, but do not constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of Casinos Austria or DHCC with respect to the matters described therein, nor do they impose on either Casinos Austria or DHCC an enforceable duty or obligation to enter into a Joint Venture Partnership Agreement.
Joint Venture Partnership Agreement
On the terms, and subject to the conditions to be set forth in a definitive, legally binding, written Joint Venture Partnership Agreement (hereinafter “the JV Agreement”), to be negotiated by Casinos Austria and DHCC and, subject to the approval of said JV Agreement by the Boards of Directors of both companies, the parties intend to negotiate towards a mutually acceptable Joint Venture Partnership Agreement. The parties contemplate that a joint venture partnership agreement, if consummated by the parties, will provide for the design, development, construction, opening and operation of a casino resort consisting of a hotel, casino, restaurants, entertainment facilities and other amenities.
Casinos Austria International Holding GmbH
Dr. Karl-Lueger-Ring 14 • A-1015 Vienna, Austria/Europe
Phone: (1) 534 40-0 • Telefax: (1) 532 92 07
Sitz der Gesellschaft ist Wien. Eingetragen im Firmenbuch des Handelsgerichtes Wien, mit der Firmenbuchnummer 37681p
UID-Nummer ATU 37066009

HOLDING GMBH
Due Diligence Investigation
The JV Agreement will be contingent on satisfactory completion of due diligence and investigation by both parties.
The parties will agree to strict confidentiality and will afford each party’s accountants, auditors, legal counsel, and other authorized representatives, all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the assets, liabilities, contracts, operations, pending legal matters, and business of the other party to the Joint Venture Partnership.
Confidentiality
The parties agree that (except as may be required by law), they will not disclose or use and will cause their officers, directors, employees, representatives, agents, and advisers not to disclose or use, any Confidential Information furnished by the other party in connection herewith at any time or in any manner and will not use such information other than in connection with a potential Joint Venture Partnership between the parties. “Confidential information” means any information identified as such in writing by a party. If the Joint Venture Partnership is not consummated, the parties agree to promptly return all documents, contracts, records, financial information, or other documentation received from the other party. The provisions of this paragraph shall survive the termination of this Letter of Intent.
Brokerage Fees
The parties each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the other harmless from payment of any brokerage fee, finder’s fee, or commission claimed by any person who claims to have been involved because of association with a party to this Letter of Intent.
Costs of Joint Venture Partnership Agreement
The parties agree that each will be solely responsible for and bear all of its own respective expenses, including without limitation, expenses of legal counsel, accountants, and other advisers, incurred at any time in connection with pursuing or consummating the JV Agreement and the transaction contemplated hereby.
Standstill Provision
DHCC agrees that it will not enter into any other agreement with respect to the development of a casino resort with any other person or entity for a period of ninety (90) days following the execution of this Agreement by both parties.

HOLDING GMBH
Public Disclosure
The parties understand that a press release shall be issued by DHCC and may be issued by Casinos Austria as promptly as is practicable after the execution of this Letter of Intent.
Termination of Letter of Intent
Except with respect to the obligations of the parties in the above paragraph relating to confidentiality, either party hereto may terminate this Letter of Intent and thereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder.
Casinos Austria International Holding, GMBH reserves the right to assign its interest in the aforedescribed project without recourse to a subsidiary or affiliate entity.
This letter shall be governed by the laws of the State of Florida, without regard to the application of its principles of conflicts of laws.
Please sign and date this Letter of Intent in the space provided below to confirm our mutual understanding and agreements as set forth in the Letter and return a signed copy to the undersigned.
Very truly yours,
CASINOS AUSTRI INTERNATIONAL HOLDING, GMBH OR ITS ASSIGNS

/s/ Paul Herzfeld

By:	Paul Herzfeld, Chief Executive Officer
Date:	20 June 2008

ACKNOWLEDGED AND AGREED TO:
DIAMONDHEAD CASINO CORPORATION

/s/ Deborah A. Vitale
By:	Deborah A. Vitale, President
Date:	June 23, 2008

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